Exhibit 5.1
[Quanta Letterhead]
May 18, 2011
Quanta Services, Inc.
2800 Post Oak Boulevard, Suite 2600
Houston, Texas 77056

Re:	Quanta Services, Inc. Registration Statement on Form S-8
Ladies and Gentlemen:
          I am the Deputy General Counsel of Quanta Services, Inc., a Delaware corporation (the “Company”), and have acted in such capacity in connection with the Registration Statement on Form S-8 of the Company (the “Registration Statement”), being filed on the date hereof with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), relating to the proposed issuance of up to 178,815 shares (the “Shares”) of the Company’s common stock, par value $0.00001 per share (“Common Stock”), authorized for issuance pursuant to the Quanta Services, Inc. 2007 Stock Incentive Plan (the “Plan”). This opinion is being furnished by me in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act and solely in my capacity as an employee of the Company and not in my individual capacity.
          I have examined originals or certified copies of such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as I have deemed appropriate for purposes of this letter, all of which I assume to be true, correct and complete. I have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to me as originals, and the conformity to authentic original documents of all copies submitted to me as conformed, certified or reproduced copies. I have also assumed that (i) valid book-entry notations for the issuance of the Shares in uncertificated form will have been duly made in the share register of the Company, (ii) each award agreement setting forth the terms of each award granted pursuant to the Plan is consistent with the Plan and has been duly authorized and validly executed and delivered by the parties thereto, (iii) at the time of each issuance of Shares, there will be sufficient shares of Common Stock authorized for issuance under the Company’s restated certificate of incorporation that have not otherwise been issued or reserved or committed for issuance, and (iv) the price per share paid for Shares issued pursuant to the Plan is not less than the par value of the Shares.
          Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations stated herein, I am of the opinion that when the Shares have been issued and delivered upon payment therefor in accordance with the terms of the Plan and applicable award agreement, the Shares will be duly authorized, validly issued, fully paid and non-assessable.
          The opinions and other matters in this letter are qualified in their entirety and subject to the following:

Quanta Services, Inc.
May 18, 2011

A.	I express no opinion as to the laws of any jurisdiction other than the General Corporation Law of the State of Delaware. As used herein, the term “General Corporation Law of the State of Delaware” includes the statutory provisions contained therein and all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.

B.	This opinion letter is limited to the matters expressly stated herein and no opinion is to be inferred or implied beyond the opinion expressly set forth herein. I undertake no, and hereby disclaim any, obligation to make any inquiry after the date hereof or to advise you of any changes in any matter set forth herein, whether based on a change in the law, a change in any fact relating to the Company or any other person or any other circumstance.
          I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder.

Very truly yours,
/s/ Carolyn M. Campbell
Carolyn M. Campbell
Deputy General Counsel